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                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration No.  333-18855

                      SUPPLEMENT dated February 20, 1997
                     to PROSPECTUS dated January 23, 1997

                           SIEBERT FINANCIAL CORP.


     The Company has extended the expiration date of its offering to holders of record of its Common Stock outstanding on Friday, January 17, 1997 that number of shares of Common Stock which will permit such shareholder to round up to the nearest 100 shares any holdings of an odd amount for $9.375 per share, free of commissions and underwriting discounts, from 5 p.m., New York City time, on Friday, February 21, 1997 to 5 p.m. New York City time, on Friday, March 21, 1997 (the "Extended Expiration Date"). SHAREHOLDERS ARE ENCOURAGED TO CONSIDER CAREFULLY THE OFFER PRIOR TO THE EXTENDED EXPIRATION DATE. After the Extended Expiration Date, the offer will be null and void. For further information concerning the offer, see "Plan of Distribution" in the attached Prospectus.